Pricing Supplement dated January 31, 2006 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(2)
File No. 333-108464
Cusip No. 88319QJ20

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Fixed Rate

Issuer: Textron Financial Corporation

Principal Amount: $400,000,000	Interest Rate: 5.125% per annum
Issue Price: 99.965%	Original Issue Date : February 3, 2006
Agent's Discount or Commission: $904,000	Stated Maturity Date: February 3, 2011
Net Proceeds to Issuer : $398,956,000
Interest Payment Dates: [ ] March 15 and September 15 [ X ] Other: February 3 and August 3 (beginning August 3, 2006)

Regular Record Dates

(if other than the last day of February and August):	January 19 and July 19

Redemption:

[ X ] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes can be redeemed prior to the Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

[ X ] The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: [	]	Yes	[ X ]	No
Issue Price: % Total Amount of OID: Yield to Maturity: Initial Accrual Period OID:

Agent:

[ X ] Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated

[ ]   Banc of America Securities LLC

[ ]   Barclays Capital Inc.

[ X ] Citigroup Global Markets Inc.

[ ]   Credit Suisse First Boston LLC

[ ]   Deutsche Bank Securities Inc.

[ X ] HSBC Securities (USA) Inc.

[ ]   J.P. Morgan Securities Inc.

[ ]   Tokyo-Mitsubishi International plc

[ X ] UBS Securities LLC

[ ]   Wachovia Capital Markets, LLC

[ ]   Other: _____________________________

Agent acting in the capacity as indicated below:

[ ] Agent [ X ] Principal

If as Principal:

[ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ X ] The Notes are being offered at a fixed initial public offering price of 99.965% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed public offering price of _____% of the Principal Amount.

Other Provisions:

Terms are not completed for certain items above because such items are not applicable.

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